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                                                                    Exhibit 99.2


RELEASE 98-6

POPE & TALBOT ANNOUNCES SUCCESSFUL ACQUISITION OF HARMAC PACIFIC

For Release at 8:00 a.m. EST- January 30, 1998

     PORTLAND, OR -- Pope & Talbot, Inc. through its indirect wholly-owned Canadian subsidiary Pope & Talbot Pulp Ltd. has been informed by the Depositary under its Offer to Purchase 6,450,000 common shares of Harmac Pacific Inc. dated December 20, 1997 that approximately 7,640,000 common shares of Harmac Pacific were tendered to the Depository prior to the expiry time.

     Pope & Talbot exercised its option pursuant to the terms of the Offer to acquire the maximum number of shares which represents, together with the 1,648,700 shares already owned by the Company's subsidiary, Pope & Talbot Ltd., 53.5% of the common shares outstanding of Harmac Pacific.

     Pope & Talbot advised the Depository that all conditions specified in the Offer have been satisfied or are waived and that the Company will take-up and pay for 6,764,759 common shares tendered on a prorata basis, disregarding fractions, according to the number of shares deposited by each shareholder by the expiry time on January 29, 1998. The payment date will be February 2, 1998.

     As stated in the Offer, Pope & Talbot has been seeking a controlling interest in Harmac Pacific and intends to request certain changes including the composition of Harmac Pacific's Board of Directors.

     "We are very pleased with the outcome" said Peter T. Pope, Chairman and Chief Executive Officer of Pope & Talbot. "We are impressed with Harmac's product quality, its management and marketing organization, and we believe that with Pope & Talbot's operating experience, Harmac can be an even better company in the future. Furthermore, we believe that Harmac forms the basis for a consolidation of the North American kraft pulp industry."

     Pope & Talbot, Inc. is an integrated wood-fiber products company that is focused on the production of softwood lumber and kraft pulp. The Company was founded in 1849, is headquartered in Portland, Oregon and currently operates three sawmills in the Southern interior of British Columbia.

     Goepel Shields & Partners Inc. acted as financial advisors to Pope & Talbot in this transaction.


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